Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Paul Goldberg	http://www.dovercorporation.com
Treasurer & Director of Investor Relations (212) 922-1640
DOVER HIRES BRAD M. CEREPAK TO SUCCEED RETIRING CHIEF
FINANCIAL OFFCER ROBERT G. KUHBACH
New York, NY, June 8, 2009 — Dover Corporation (NYSE:DOV) today announced that Brad M. Cerepak, 50, has been hired to replace the retiring Robert G. Kuhbach, 62, as Dover’s Chief Financial Officer. As part of the transition plan, Mr. Cerepak, who starts at Dover today as Vice President, Finance, will become Chief Financial Officer on August 1, 2009. Mr. Kuhbach will continue as Chief Financial Officer until July 31, and is expected to remain with Dover as a Vice President and senior advisor until his retirement later in the year. Mr. Cerepak will report to Bob Livingston, Dover’s Chief Executive Officer, and be a key member of the executive management team.
Mr. Cerepak was most recently Vice President & Controller of Trane, Inc. (formerly American Standard Companies), where he had primary responsibility for the global accounting function including global compliance. Prior to that, he served as CFO of American Standard’s Bath and Kitchen division. Additionally, Mr. Cerepak was actively involved in several strategic initiatives including the American Standard separation plan which resulted in the sale of Trane. Before joining American Standard, Mr. Cerepak spent nearly ten years with Allied Signal/Honeywell in a variety of senior financial positions including CFO of their Automation & Control Solutions business as well as CFO of their Automotive Consumer Products Group. Mr. Cerepak holds a BS in Accounting from Fairleigh Dickinson University and an MBA from the University of Chicago.
Mr. Livingston said, “I am pleased that Brad has decided to join Dover and lend his considerable talents to help grow our company and drive shareholder value. He brings a broad base of financial experience and has earned a solid reputation for being a strategic thinker and a strong leader. Brad’s financial acumen coupled with his proven track record in driving performance will serve our company well. The entire management team is looking forward to working with Brad.”
Mr. Kuhbach, who joined Dover in 1993 as its first Vice President, General Counsel and Secretary, and was promoted to Vice President, Finance and Chief Financial Officer in November 2002, is retiring after a distinguished career. As Chief Financial Officer, he successfully broadened the scope of the corporate tax, treasury, internal audit and risk management functions, and was instrumental in guiding Dover through the implementation of Sarbanes-Oxley and leading the finance function through a period of strong growth. During his tenure as General Counsel, he was instrumental in implementing positive changes in Dover’s legal compliance and benefits administration areas.

“I would like to thank Rob Kuhbach for his many years of exceptional service to Dover. Having held two of Dover’s most challenging executive staff roles for over 16 years, Rob decided it was time to let someone new take the lead. His decision to retire is simply part of our orderly management transition process”, continued Mr. Livingston. “Rob’s leadership has allowed Dover to build upon its already strong reputation for financial integrity and transparency. Rob’s dedication and tireless work ethic will be missed, and we all wish him a happy and healthy retirement.”
Dover Corporation is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.